Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 of sanofi-aventis relating to the Sanofi-Aventis 2010 Stock Subscription Option Plan, and Sanofi-Aventis 2010 Executive Committee Stock Subscription Option Plan of our reports dated March 9, 2010 relating to the consolidated financial statements and the effectiveness of internal control over financial reporting, which appear in sanofi-aventis’ Annual Report on Form 20-F for the year ended December 31, 2009.

Neuilly-sur-Seine, France

March 12, 2010

PricewaterhouseCoopers Audit

Catherine Pariset	Philippe Vogt